Exhibit 10.11

Certain information has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K because such information (i) is not material and (ii) is the type of information the registrant treats as private or confidential. Information that has been so redacted from this exhibit has been marked with “[***]” to indicate the omission.

Office Lot

DATED THE                      DAY OF 13 FEB 2025

BETWEEN

BOUSTEAD NUCLEUS SDN BHD

[Company No: [***]]

(Landlord)

AND

MEDIKA NATURA SDN BHD

[Company No: [***]]

(Tenant)

Tenancy Agreement

([***])

Messrs Azam Lim & Pang

Advocates & Solicitors

[***]

Tel No: [***]

Fax No: [***]

[File Ref: N.177/18/1/PSW/ctt(CON)]

The Bousteador – Tenancy Agreement

TENANCY AGREEMENT

THIS AGREEMENT is made on the day and year stated in Item 1 of Schedule 1 between

BOUSTEAD NUCLEUS SDN BHD [Company No: [***]], a company incorporated in Malaysia and having its registered office at [***] and a place of business as stated in Item 2 of Schedule 1 (“Landlord”) of the one part

and

The party named and described in Item 3 of Schedule 1 (“Tenant”) of the other part

RECITALS:

(1)	The Landlord is the registered and beneficial owner of all that piece of land held under individual document of title [***] (“the Land”) together with a commercial complex comprising of 1 block of 25-storey office tower and 1 block of 3-storey podium block erected thereon known as “THE BOUSTEADOR” or by such other name as may be approved by the Appropriate Authority (“Building”).

(2)	By a letter of offer made on the day and year stated in Item 4 of Schedule 1 (“Letter of Offer”) issued by the Landlord to the Tenant, the Landlord has agreed to let and the Tenant has agreed to accept the tenancy (“Tenancy”) of all that premises comprised in the Building more particularly described in Item 5 of Schedule 1 and delineated in RED in the layout plans of the Building annexed hereto as Appendix 1 (“Demised Premises”) subject to and upon the terms and conditions contained in the Letter of Offer and this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement, except where there is a specific provision to the contrary or where the context otherwise requires, each of the expressions set out in the left hand column below shall bear the meaning shown opposite it in the right hand column:

“Agreement”	means this Agreement and includes all annexures, appendices and schedules to this Agreement.

“Appropriate Authority”	means any national, state or local government, semi-government, quasi-government or other body or authority, statutory or otherwise, including but not limited to any court or tribunal having any relevance to the Demised Premises.

The Bousteador – Tenancy Agreement

“Building”	means the Building erected on the Land known as “The Bousteador” or by such other name as may be approved by the Appropriate Authority and containing, inter alia, the Demised Premises. It is expressly agreed between the Parties hereto that any reference to “the Building” in the Building Rules and any supplemental document(s) in respect thereto shall, where the context so admits, refer to the Building.

“Building Rules”	means the rules and regulations, restrictions and instructions (including but not limited to the design and technical guide on the rules and regulations governing any design and/or renovation works as may be carried out and to be complied with by the Tenant) as set out in Schedule 2 and as imposed or may be imposed from time to time by the Landlord, in respect of the Tenant’s covenants to use the Demised Premises and the Common Area of the Building, and subject to revision from time to time by the Landlord at its absolute discretion.

“Business Day”	means a day other than a Saturday, Sunday or a gazetted public holiday in Selangor Darul Ehsan.

“Car Park Deposit”	means the sum of money as stated in Item 23 of Schedule 1 to be paid by the Tenant in accordance with Clause 6.2.

“Car Park Access Card Charges”	means the sum of money as stated in Item 24 of Schedule 1 to be paid by the Tenant in accordance with Clause 6.2.

“Common Area”	means such portion or portions of the Building neither demised nor intended to be demised to the Tenant or to other tenants and shall include the car parks, common walkways, pedestrian pathways, galleries, toilets, vestibules, driveways, roads, surrounding peripheral roads, fire escapes, entrances, exits, drains, culverts, lifts, lift lobby, lift motor rooms, escalators, service ducts, sanitary duct, water riser duct, refuse chamber, vent fan room, pump rooms, suction tank room, water storage tank area, low-voltage room and fire control room of the Building and any areas of the Building which the Landlord may designate from time to time and which are now or hereafter provided by the Landlord for the common use of the tenants, customers, employees and their respective invitees and licensees and all other persons having the right to use the same.

“Default Rate”	means Eight per centum (8%) per annum being the late payment interest or such other rate as may be stipulated from time to time by the Landlord at its absolute discretion by giving written notice thereof to the Tenant.

The Bousteador – Tenancy Agreement

“Demised Premises”	means the premises described in Item 5 of Schedule 1 and delineated in RED in the layout plans of the Building annexed to this Agreement as Appendix 1 subject to Clause 2.3.

“Deposits”	means the Security Deposit, the Utilities Deposit, the Fit-Out Deposit, the Restoration Deposit, the Mail Box Deposit, the Car Park Deposit, the Car Park Access Card Deposit and the Security Access Card Deposit payable by the Tenant to the Landlord in accordance with the terms of this Agreement.

“Earnest Deposit”	means the sum as stated in Item 25 of Schedule 1 being the earnest deposit paid by the Tenant to the Landlord pursuant to the Letter of Offer. The Earnest Deposit shall be treated as the advance rent for the first (1st) month of the Tenancy upon the execution of this Agreement.

“Events of Default”	means the occurrence of any one or more of the events stipulated in Clause 12.1.

“Fit-Out Deposit”	means the sum specified in Item 12 of Schedule 1 as security for –

(a) any cost incurred by the Landlord arising from any non-compliance with Clause 5, the Building Rules or any rules, regulations, terms or conditions relating to the Fit-Out Works; and

(b) the rectification of any damage attributable to the Tenant, its duly authorised servants, employees, agents, representatives, consultants, contractors, workmen or utilities or service provider during the Fit-Out Period or while carrying out the Fit-Out Works.

“Fit-Out Period”	means the period stipulated in Item 13 of Schedule 1, subject always to the provisions of Clause 5.1.

“Fit-Out Works”	means the fitting out and finishing of the Demised Premises to be carried out by the Tenant in accordance with its plans and specifications which have been approved by the Landlord.

“Force Majeure Event”	means the occurrence of any one or more of the events which are beyond the reasonable control of a party which includes but is not limited to nationwide material shortage, nuclear fall-out, explosion, lightning, fire, storm, flood, landslide, earth movement, earthquake, or any such other Acts of God, riot, disorder, civil commotion, war, epidemic, pandemic and disaster.

“Handover Date”	means the date specified in Item 14 of Schedule 1 or the date notified by the Landlord to the Tenant via the Handover Notice, as the case may be, as the date on which the Demised Premises is handed over or deemed to be handed over to the Tenant (whether or not the Tenant actually or physically takes possession of the Demised Premises) as referred to in Clause 3.1.

The Bousteador – Tenancy Agreement

“Handover Notice”	means the written notice by the Landlord to the Tenant notifying the Tenant of the Handover Date of the Demised Premises.

“Land”	means all that piece of land held under individual document of [***]

“Landlord”	means BOUSTEAD NUCLEUS SDN BHD [Company No: [***]], a company incorporated in Malaysia and having its registered office at Level 23, The Bousteador, No. 10, Jalan PJU 7/6, Mutiara Damansara, 47800 Petaling Jaya, Selangor Darul Ehsan and includes its successors-in-title and assigns.

“Layout Plans”	means the layout plans of the Demised Premises herein annexed in Appendix 1.

“Lettable Area”	means the total lettable area of the Demised Premises as specified in Item 5 of Schedule 1.

“Letter of Offer”	means the letter of offer made the day and year stated in Item 4 of Schedule 1 issued by the Landlord to the Tenant whereby the Landlord has agreed to let and the Tenant has agreed to accept a tenancy of the Demised Premises subject to the terms and conditions contained therein the Letter of Offer.

“Mail Box Deposit”	means the sum of money as stated in Item 21 of Schedule 1 to be paid by the Tenant in accordance with Clause 4.8.

“Office Hours”	means the hours stated in Item 17 of Schedule 1.

“Party”	means a party to this Agreement and ‘Parties’ means the parties to this Agreement.

“Permitted Use”	means the legal trade, business, activity, purpose or operations declared by the Tenant to the Landlord to be carried on the Demised Premises and the same is stated in Item 16 of Schedule 1.

“Renewal Term”	means the extension of this Tenancy to be granted by the Landlord to the Tenant for the period stated in Item 18 of Schedule 1.

“Rent”	means the monthly rent payable in advance by the Tenant to the Landlord in respect of the Tenancy, which is more particularly defined in Item 9 of Schedule 1 and the Rent shall include the charges payable for the provision of the Services.

The Bousteador – Tenancy Agreement

“Rent Commencement Date”	means the date more particularly defined in Item 15 of Schedule 1.

“Restoration Deposit”	means the sum stated in Item 20 of Schedule 1 as security for the due observance and performance of the Tenant’s obligations under Clause 11.

“Restoration Period”	means the period of one (1) month from the expiry of the Term or the Renewal Term or the early determination of this Tenancy, as the case may be, subject to the Tenant paying to the Landlord the Rent for the Restoration Period.

“Restoration Works”	means the reinstallation works of the Demised Premises to the state and condition (fair wear and tear excepted) as at the date of delivery of physical possession of the Demised Premises by the Landlord to the Tenant upon the termination or sooner determination of this Tenancy.

“Revised Rate of Rent”	means the revised rate of rent for the Renewal Term specified in Item 19 of Schedule 1.

“Ringgit Malaysia” or abbreviation “RM” and “Sen”	means the lawful currency of Malaysia.

“Security Access Card Charges”	means the sum of money as stated in Item 22 of Schedule 1 to be paid by the Tenant in accordance with Clause 4.8.

“Security Deposit”	means the sum specified in Item 10 of Schedule 1 as security for the due performance of the terms of this Agreement and payment of Rent by the Tenant.

“Services”	means the maintenance and management services for the Building to be provided by the Landlord or such other party appointed by the Landlord, as the case may be, the scope of which is set out in Schedule 3 herein.

“Tenant”	means the party named and described in Item 3 of Schedule 1 and when only one Tenant is a party to this Agreement, the Tenant, his executors, administrators and permitted assigns. In the case of a corporation it means the Tenant, its successors and permitted assigns. When two or more Tenants are parties to this Agreement it means and includes the Tenants jointly and severally and each of their successors, executors, administrators and permitted assigns jointly and severally. It is expressly agreed between the Parties hereto that any reference to “the Tenant” and/or “the Lessee” in the Building Rules and any supplemental document(s) in respect thereto shall where the context so admits refer to the Tenant.

The Bousteador – Tenancy Agreement

“Tenant’s Goods”	means the Tenant’s properties, chattels, goods, merchandise, furniture, fittings or effects in at or around the Demised Premises.

“Tenancy”	means the tenancy of the Demised Premises by the Landlord to the Tenant referred to in Clause 2.1.

“Tenancy Commencement Date”	means:

(a) the date specified in Item 7 of Schedule 1; or

(b) the date immediately after the expiry of the Fit-Out Period; or

(c) the date notified by the Landlord to the Tenant in writing being the date of which the Tenancy commences, whichever is the later.

“Term”	means the duration of the Tenancy specified in Item 6 of Schedule 1.

“Utilities”	means water (if any), electricity, telephones and any other utilities that are supplied to the Demised Premises.

“Utilities Deposit”	means the sum specified in Item 11 of Schedule 1.

1.2	Interpretation

In this Agreement, unless inconsistent with or to the context:

(a)	words denoting persons shall include individuals, corporations, bodies corporate and politic as the case may be and words importing any of the foregoing shall include such other of the foregoing as may be appropriate;

(b)	words denoting the singular number or plural number shall be deemed to include the plural number or singular number, respectively;

(c)	words denoting any gender shall include all other genders as the case may require;

(d)	references to statutes, ordinances or regulations shall include any statutes, ordinances or regulations amending, consolidating or replacing the same and all subordinate or other legislation from time to time relating thereto or in connection therewith;

(e)	a reference to any clause, condition, paragraph, annexure, attachment, schedule or exhibit shall be a reference to a clause, condition, paragraph, annexure, attachment, schedule or exhibit of or to this Agreement and the above terms may have been used interchangeably and the use of the words ‘term’ or ‘condition’ to describe any of the clauses of this Agreement is intended only as a means of identification and is not of itself to be taken as an attempt to distinguish those clauses as being terms as distinct from conditions or conditions as distinct from terms in the common law contractual sense;

The Bousteador – Tenancy Agreement

(f)	any covenant, term, condition or provision of this Agreement to be performed or warranty, guarantee or indemnity given by two or more persons shall bind those persons jointly and each of them severally;

(g)	the headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of the terms, conditions, clauses or paragraphs of this Agreement nor in any way affect this Agreement;

(h)	a reference to any Party or to any Appropriate Authority or to any other person, corporation or association shall be a reference to them as so constituted from time to time and shall include their successors and permitted assigns and in respect of any Appropriate Authority, any administrator thereof or other person appointed by or on behalf of the Government of Malaysia or any minister of the Government of Malaysia and anybody in which that Appropriate Authority is merged or which as at the relevant time substantially fulfils the functions of that Appropriate Authority;

(i)	where in this Agreement, the doing or executing of any act, matter or thing by the Tenant is dependent on the consent or approval of the Landlord, such consent or approval may be given or withheld by the Landlord in its absolute discretion unless otherwise provided;

(j)	a reference to any particular time in any day or date shall mean a reference to Kuala Lumpur local time;

(k)	a reference to a day in this Agreement shall mean a day, whether or not a Saturday, Sunday or public holiday;

(l)	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it;

(m)	unless otherwise stated, all references herein to the Landlord’s consent shall mean that such consent shall be granted at the Landlord’s absolute and sole discretion;

(n)	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month (and reference to “months” shall be construed accordingly). If any such period starts on the last day in calendar month or if there is no numerically corresponding day in the month in which that period ends that period shall end on the last day in that later month save as aforesaid;

(o)	a period of days or time from the happening of an event or the doing of any act or thing shall be deemed to be exclusive of the day or time on which the event happens or the act or thing is done and if the last day of the period is not a Business Day the period shall include the next following day which is a Business Day; and

(p)	the Schedules and Appendices hereto shall be taken read and construed as an essential part of this Agreement.

The Bousteador – Tenancy Agreement

2.	AGREEMENT TO GRANT AND TO ACCEPT

2.1	Grant and acceptance of Tenancy

The Landlord hereby agrees to grant and the Tenant hereby agrees to accept a tenancy of the Demised Premises for the Term at the Rent and payable in the manner provided in Clause 6.1 and upon the terms and subject to the conditions of this Agreement. The Term shall commence on and is inclusive of the Tenancy Commencement Date and subject to the further provisions of this Agreement, shall expire on the date set out in Item 8 of Schedule 1.

2.2	Prior Inspection of Demised Premises

The Tenant has inspected the Layout Plans, the Demised Premises and its specifications and has agreed to accept the same in the physical condition and state in which the Demised Premises was inspected upon and the Tenant shall not be entitled to rescind this Agreement or to make a claim for compensation or reduction of the Rent or claim any damages in respect of any misdescription of the physical condition or state of the Demised Premises.

2.3	Measurement of Demised Premises

(a)	It is hereby declared, understood and agreed that the position of the Demised Premises as shown in the Layout Plans and the Lettable Area of the Demised Premises as given herein are believed but are not guaranteed to be correct. The Lettable Area of the Demised Premises shall be determined by a joint measurement to be carried out by a representative from both the Landlord and the Tenant. For the purpose of measuring, the Lettable Area of the Demised Premises shall be measured from the middle point of all walls but shall exclude stairways, passenger lifts, fire staircases and AHUs. It is hereby declared and agreed that if there are columns in the Demised Premises, the area occupied by the columns shall be included as part of the Lettable Area of the Demised Premises.

(b)	If the Landlord and the Tenant cannot agree on the Lettable Area of the Demised Premises after the joint measurement, then at the request of the Tenant, the Landlord and the Tenant shall jointly appoint a qualified surveyor to carry out the final measurement of the Demised Premises and the cost in respect of such appointment shall be borne and paid by the Tenant. In carrying out the final measurement, the surveyor shall be acting as an expert and not as an arbitrator and any decision of the surveyor shall be final, conclusive and binding upon all Parties.

(c)	In the event of any discrepancy between the Lettable Area, measurement, position, boundaries and/or location of the Demised Premises as given herein from the actual Lettable Area, measurement, position, boundaries and/or location of the same, such discrepancy shall not entitle the Tenant to vitiate or terminate the Tenancy nor shall it affect howsoever the Tenancy save and except that:

(i)	if the discrepancy is more than three per centum (3%), the Rent and the Deposits as stated herein shall be adjusted in the manner provided in Clause 2.3(d);

(ii)	if the discrepancy is less than or equal to three per centum (3%), no adjustment of the Rent or the Deposits shall be made.

The Bousteador – Tenancy Agreement

(d)	If any adjustment to the Rent and Deposits is to be made, the Rent and Deposits shall be adjusted in accordance with the rate of the Rent per square foot per month. Any underpayment of Rent or Deposits shall be paid by the Tenant to the Landlord and any overpayment of the same shall be refunded, free of interest, within thirty (30) days from the date of joint measurement or the final measurement, as the case may be. Subsequent and future payments shall be based on the adjusted area after the joint measurement or the final measurement, as the case may be.

2.4	Effective Date

For the avoidance of doubt, this Agreement shall be effective from the date herein notwithstanding that the Term of the Tenancy shall only commence on the Tenancy Commencement Date.

3.	LICENCE TO OCCUPY

3.1	Handover of Demised Premises

Subject to the Tenant having paid the Deposits and other charges in accordance with Clause 4 hereof, the Landlord shall provide the Tenant with the Handover Notice to permit the Tenant to take possession of the Demised Premises on the Handover Date to enable the Tenant to carry out the Fit-Out Works upon the terms and conditions set out herein. If the Tenant does not take delivery of the Demised Premises on the Handover Date, the Tenant shall nevertheless be deemed to have taken delivery of the Demised Premises on the Handover Date.

3.2	Tenant as Licensee

The Tenant hereby acknowledges and agrees with the Landlord that during the Fit-Out Period, the Tenant is a mere licensee of the Landlord and is authorized by the Landlord to enter and take possession of the Demised Premises for the sole purpose of carrying out the Fit-Out Works, and not for any other purposes.

4.	DEPOSITS AND OTHER CHARGES

4.1	Deposits Generally

The Tenant shall pay to the Landlord the Deposits as security for the due observance and performance by the Tenant of all the terms, conditions, stipulations and covenants on the part of Tenant to be observed and performed herein this Agreement. The Deposits or any one of them shall be paid by the Tenant upon the execution of this Agreement or within fourteen (14) days upon the date of Landlord’s written notification for payment of the same, whichever is the earlier.

4.2	Adjustment of Deposits

In the event that the Rent shall be increased pursuant to the terms of this Agreement, the Tenant shall pay to the Landlord such difference between the Deposits and the increased Deposits within seven (7) days of the date of the Landlord’s notice of increase, failing which interest at the Default Rate shall be charged on a daily basis until the date of receipt of the difference by the Landlord.

The Bousteador – Tenancy Agreement

4.3	Deposits Not Assignable

It is hereby agreed that the Tenant shall not be entitled to assign, charge, or in any way encumber the Deposits paid hereunder.

4.4	Deposits To Be Maintained

(a)	The Deposits payable to the Landlord pursuant to Clause 4.1 hereof shall be maintained for the duration of the Term of the Tenancy hereby created and shall not be treated or set off by the Tenant at any time during the Term of the Tenancy hereby created or any renewal thereof.

(b)	The various Deposits in the possession of the Landlord may be forfeited and appropriated interchangeably at the discretion of the Landlord against any and all money due from the Tenant pursuant to the terms and conditions herein provided always that the money due has been confirmed and verified by the Tenant.

4.5	Application or Refund of Deposits

(a)	Subject to Clause 4.10, the Landlord shall refund the Deposits or the balance thereof to the Tenant free of interest within thirty (30) days after the date of completion of the Restoration Works provided that the Tenant shall have:

(i)	duly and promptly yielded up physical possession of the Demised Premises, including any mail box key at the Building, to the Landlord in its original state and condition (unless otherwise required by the Landlord in writing) and in clean, good and tenantable condition and repair to the satisfaction of the Landlord and in accordance with the provisions of this Agreement; and

(ii)	produced to the Landlord the relevant receipts from the providers of the Utilities evidencing the settlement of all charges payable for the Utilities incurred on the Demised Premises.

(b)	If the Tenant fails to carry out the Restoration Works, the Landlord shall be entitled to deduct the costs and expenses of the Restoration Works incurred by the Landlord from the Restoration Deposit and thereafter the Landlord shall refund the remaining balance of the Restoration Deposit (if any) to the Tenant free of interest within thirty (30) days after the date of completion of the Restoration Works provided that the Tenant shall have complied with Clauses 4.5(a)(i) and (ii). If the Restoration Deposit shall be insufficient to pay for the costs and expenses of the Restoration Works incurred by the Landlord, the Landlord shall be entitled to deduct the balance of such costs and expenses from the balance of the Deposits and if such deposits are insufficient to pay for the balance of such costs and expenses, then the remaining outstanding costs and expenses shall be a debt due from the Tenant to the Landlord and shall be forthwith recoverable as such.

(c)	If the Tenant is not required to carry out any Restoration Works or the Restoration Works are waived by the Landlord, the Landlord shall refund the Deposits or the balance thereof to the Tenant free of interest within thirty (30) days after the date of termination of the Tenancy or this Agreement provided that the Tenant shall have complied with Clauses 4.5(a)(i) and (ii).

The Bousteador – Tenancy Agreement

4.6	Security Deposit

The Security Deposit as stipulated in Item 10 of Schedule 1 shall be paid to the Landlord as provided in Clause 4.1 and shall be held by the Landlord as security for the due performance and observance by the Tenant of all covenants and provisions contained in this Agreement. The Security Deposit shall be maintained at the aforesaid amount during the Term save and except when the Rent is adjusted under Clause 2.3 hereof or under any other provisions of this Agreement in which event the Security Deposit shall be adjusted proportionately. Any forfeiture of the Security Deposit pursuant to terms of this Agreement shall in no way prejudice or affect the rights of the Landlord in respect of any breaches by the Tenant of any other covenants conditions terms or provisions of this Agreement.

4.7	Utilities Deposit

The Utilities Deposit as stipulated in Item 11 of Schedule 1 shall be paid to the Landlord as provided in Clause 4.1 and shall be held by the Landlord as security for the payment by the Tenant of all charges and outgoings in respect of the Utilities consumed and used by the Tenant in the Demised Premises PROVIDED ALWAYS the Landlord reserves the right to increase the Utilities Deposit from time to time in proportion to any increase in the Utilities consumed and used by the Tenant based on the Tenant’s average consumption for the first six (6) months of the Tenancy or such increased deposit that may be paid by the Landlord to the Appropriate Authority and the difference payable by the Tenant to the Landlord shall be paid within seven (7) days of the date of the Landlord’s written notice to do so, failing which interest at the Default Rate shall be charged on a daily basis until the date of receipt of the outstanding sum by the Landlord

4.8	Mail Box Deposit and Security Access Card Charges

The Mail Box Deposit as stipulated in Item 21 of Schedule 1 and the Security Access Card Charges as stipulated in Item 22 of Schedule 1 (if any) shall be paid to the Landlord as provided in Clause 4.1 and shall be held by the Landlord as security for the mail box and the access card for the Building.

4.9	Fit-Out Deposit and Restoration Deposit

(a)	The Fit-Out Deposit as stipulated in Item 12 of Schedule 1 and the Restoration Deposit as stipulated in Item 20 of Schedule 1 shall be paid to the Landlord as provided in Clause 4.1, and prior to carrying out the Fit-Out Works pursuant to Clause 5.

(b)	After satisfactory completion of the Fit-Out Works and upon inspection by the Landlord to ensure compliance with all the conditions of approval in respect of the Fit-Out Works, the Fit-Out Deposit, less any sum that has been utilised by the Landlord as costs for any cleaning, clearing up, repair and rectification works arising from the Fit-Out Works, shall be refunded to the Tenant free of any interest within thirty (30) days after the completion of the Fit-Out Works.

(c)	If the Tenant fails to observe and perform its obligations under Clause 11, the Landlord may at its absolute discretion at any time appropriate and apply so much of the Restoration Deposit as it thinks necessary to compensate for any loss or damage sustained or suffered because of such breach by the Tenant. Any appropriation by the Landlord shall not waive the Tenant’s breach and shall not prejudice any other right of the Landlord arising from such breach.

The Bousteador – Tenancy Agreement

(d)	For the avoidance of doubt, the Parties hereby expressly agree and confirm that the Landlord is entitled, at its absolute discretion, and at any time and from time to time depending on the nature and extent of the intended Fit-Out Works by giving a written notice to the Tenant, increase and/or otherwise revise the Restoration Deposit, and the Tenant hereby expressly agrees to pay to the Landlord the difference between the Restoration Deposit and such increase and/or revision within seven (7) days of the date of the Landlord’s written notification, failing which the Tenant shall be liable to pay to the Landlord interest at the Default Rate on such increase as specified in the notice remaining unpaid calculated on a daily basis based on a 365-day year from the due date of such payments to the date of full payment thereof.

4.10	Interchangeability of Deposits

Notwithstanding anything to the contrary herein contained, it is hereby agreed that the Deposits paid or to be paid by the Tenant to the Landlord pursuant to Clause 4.1 hereof may be forfeited and/or appropriated interchangeably at its absolute discretion against any and all moneys as may be due from the Tenant pursuant to the terms and conditions herein and without prejudice to the right of the Landlord to seek additional recovery or remedy against the Tenant for any and all outstanding rentals, service charge, late payment interest charges, losses, damages, costs or expenses whatsoever as may be incurred or sustained by the Landlord not sufficiently covered or reimbursed by such application or forfeiture of the Deposits or any part(s) thereof.

5.	FIT-OUT WORKS

5.1	Fit-Out Period

(a)	The Landlord shall be entitled at its absolute discretion to allow the Tenant the Fit-Out Period, if applicable, for the Tenant to enter the Demised Premises to carry out and complete any intended Fit-Out Works in respect of the Demised Premises provided that the Tenant shall have paid to the Landlord the Deposits in accordance with Clause 4 on or before the Handover Date and prior to the carrying out the Fit-Out Works.

(b)	Notwithstanding anything contained in this Agreement and subject to this Clause 5, the Tenant’s proposed Fit-Out Works shall not alter, make or cause or permit any structural alterations, modifications, additions, damage to the Demised Premises and the Building including but not limited to the floors, walls or any other parts of the Demised Premises and the Building without the prior written consent of the Landlord.

(c)	Notwithstanding anything contained in this Agreement, the Landlord reserves the right to refuse to grant the Fit-Out Period to the Tenant or revoke the same if the provisions of this Clause 5 or any other terms and conditions of this Agreement (including the provisions of the Building Rules) are not complied with.

5.2	Fit-Out approval

(a)	The Tenant shall, in accordance and in strict compliance with the Building Rules and all applicable laws, by-laws, rules, regulations, orders, directives, notices and any requirements imposed by the Appropriate Authority, develop and submit the proposed layout, design, drawings, specifications and material sample board for the Fit-Out Works in respect of the Demised Premises to the Landlord for its review and approval, in preparation and in advance of securing the approval of the Appropriate Authority. All materials used during the Fit-Out Works must be in compliance with the Bomba’s requirements.

The Bousteador – Tenancy Agreement

(b)	The Landlord may require such deletions, additions, changes, amendments and alterations, whether in whole or in part, to the proposed Fit-Out Works, that in the opinion of the Landlord may be necessary to ensure that the proposed Fit-Out Works do not hamper, prevent, restrict or otherwise affect in any way the electrical, ventilation, lighting or any other utility or safety system in the Demised Premises, the Building and the Land or cause any nuisance to other tenants, occupiers or owners of the Building and other parts of the Land and are of prestige class, standard, quality, nature and design in keeping with the image and style of the Building and the development on the Land.

(c)	After the Tenant has obtained the Landlord’s approval in accordance with Clause 5.2(a) above, the Tenant shall not make any changes, amendments or alterations, whether in whole or in part, to the approved layout, design, drawings, specifications and materials in relation to the proposed Fit-Out Works without the prior written approval of the Landlord.

(d)	The Tenant shall allow the Landlord or its duly authorised servants, agents or workmen access to the Demised Premises to inspect the Fit-Out Works to be carried out in respect of the Demised Premises by or at the instruction of the Tenant.

5.3	Appropriate Authority’s Approvals

The Tenant shall also at its own cost and expense obtain the necessary and requisite planning approvals, permissions and consents from the Appropriate Authority prior to the commencement of any Fit-Out Works to be carried out at any time or from time to time in respect of the Demised Premises, if applicable, and comply and adhere strictly with any and all laws by-laws rules regulations orders directives notices and requirements imposed by the Appropriate Authority in the carrying out of the Fit-Out Works or other related works including but not limited to work permits for foreign workers, where applicable.

5.4	Insurance

(a)	During the period when the Demised Premises are occupied by the Tenant, its duly authorised servants, employees, agents, representatives, consultants, contractors, workmen or utilities or service provider for the fitting out or stocking of the Demised Premises and the carrying out of the Fit-Out Works, the Tenant expressly covenants and agrees that the Tenant shall effect the necessary insurances and shall indemnify the Landlord to the extent permitted by laws of all matters and things in respect of the Tenant carrying out the Fit-Out Works and in addition, the Tenant shall provide proof of the following insurances or procure that any contractor employed by the Tenant shall provide proof of the following insurances:

(i)	a valid Contractors’ All Risks Insurance Policy;

(ii)	a valid Workmen’s Compensation Insurance; and

(iii)	a valid insurance for Risk against Fire, Theft and Loss.

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(b)	Prior to the Handover Date, the Tenant shall furnish the Landlord with –

(i)	certified true copies of the policies mentioned in Clause 5.4(a); and

(ii)	confirmation that those policies will not lapse or be cancelled during the Fit-Out Period of the Demised Premises.

5.5	Fit-Out Works and Indemnity

(a)	The Fit-Out Works shall be governed by the Building Rules and any breach of the provisions of the Building Rules shall be a breach of condition of this Agreement.

(b)	The Tenant shall ensure that the Fit-Out Works are carried out and completed timely, in good and workmanlike manner and in conformity in every respect with the drawings, plans, layout, designs and specifications as approved by the Landlord and the Appropriate Authority, as the case may be, and in compliance with all written laws, by-laws, rules, regulations, orders, directives, notices and requirements for the time being in force or otherwise applicable thereto, the conditions of the approval given by the Landlord and the Appropriate Authority in respect of the Fit-Out Works, if any, and the provisions of this Agreement (including the Building Rules) and shall clear up any debris and make good any damage arising from the Fit-Out Works all within the Fit-Out Period.

(c)	The Tenant shall indemnify and keep the Landlord fully indemnified against any claims, demands, actions, proceedings, prosecutions, loss, damages, fines, penalties costs and expenses whatsoever (including the solicitors fees of the Landlord on a solicitor and client basis) which may be made, instituted or imposed by the Appropriate Authority or any other persons against or suffered or incurred by the Landlord howsoever arising out of or resulting from a breach by the Tenant of the provisions of this Clause 5.5 or arising out of or resulting from the Fit-Out Works.

5.6	No compensation

The Landlord shall not be liable to compensate or repay the Tenant for any Fit-Out Works or improvement carried out upon or made to the Demised Premises and for the costs and expenses incurred by the Tenant in respect thereof and the Tenant shall not be entitled to claim for any reduction in the Rent on account of such Fit-Out Works or improvement thereto or for such costs and expenses in respect thereof.

5.7	Compliance with Green Lease Objectives

The Tenant hereby covenants and undertakes with the Landlord that the Tenant shall at all times during the Fit-Out Period comply strictly with the Green Lease Objectives as set out in Clause 16.2 and the Building Rules in carrying out the Fit-Out Works at the Demised Premises.

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6.	TENANT’S COVENANTS TO PAY

6.1	Rent

(a)	The Tenant shall, without demand, pay the Rent to the Landlord (or as the Landlord may direct) monthly in advance but in any event not later than the seventh (7th) days of each month during the Term with effect from the Rent Commencement Date without any deduction, counterclaim and set-off and whether or not demanded by the Landlord.

(b)	In the event the Tenant defaults in any payment on the due date of the Rent, the Tenant shall pay to the Landlord interest at the Default Rate from the date such monies are due until such monies are paid in full to be calculated on daily rests.

(c)	The Earnest Deposit shall be treated as the advance rent for the first (1st) month of the Tenancy upon the execution of this Agreement.

6.2	Car Park Charges

The Tenant shall pay to the Landlord or any other party managing the car park (“Car Park Operator”), as the case may be, the Car Park Deposit as stipulated in Item 23 of Schedule 1, the Car Park Access Card Charges as stipulated in Item 24 of Schedule 1 and such parking fees as may be imposed by the Landlord or the Car Park Operator, as the case may be, for the use of the car park bay(s) allocated to the Tenant. Subject to payment of the Car Park Deposit, the Car Park Access Card Charges and the parking fees to the Landlord or the Car Park Operator, as the case may be, the Tenant will be allocated with such number of car park bay(s) as the Tenant may agree with the Landlord or the Car Park Operator, as the case may be. Nevertheless, the allocation of such car park bays is at the absolute discretion of the Landlord or the Car Park Operator, as the case may be. Notwithstanding the aforesaid, the parking fee may be varied or changed from time to time at the absolute discretion of the Landlord or the Car Park Operator, as the case may be, by prior written notice to the Tenant.

6.3	Utilities

(a)	The Tenant shall, at its own costs and expenses, apply to the Appropriate Authorities for the installation and supply of the Utilities and any other services onto the Demised Premises.

(b)	The Tenant shall promptly pay to the respective providers of the Utilities all deposits and charges incurred by the Tenant including but not limited to the supply of electricity as shown in the separate meter installed at the Demised Premises at the Tenant’s own costs and expenses.

(c)	The Tenant shall furnish the Landlord with copies of the electricity, telephone and other Utilities statements and/or the receipts for the payment of the same, as the case may be, on or before the fifteenth (15th) of each calendar month or such other date as may be agreed to by the Landlord to enable the Landlord to monitor the due payment of the Utilities consumed by the Tenant at the Demised Premises, and also the energy consumption at the Demised Premises in view of the Green Lease Objectives (as hereinafter defined).

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6.4	Payment for Services to be provided After Office Hours

In the event the Tenant requires the provision of the Services or any part thereof after the Office Hours (for supply of air-conditioning, after the period stipulated in Schedule 3), the Landlord shall provide the Services to the Tenant provided that the Tenant shall pay to the Landlord at the cost and expense of the Tenant which cost and expense shall be payable within seven (7) days of receipt of an invoice from the Landlord and shall be determined at the sole discretion of the Landlord. The Tenant may request for supply of air-conditioning to the Demised Premises after the period stipulated in Schedule 3 which shall be charged at such rate as the Landlord may at its absolute discretion determine from time to time.

6.5	Payment of monies into account

(a)	The Rent and any other sum payable by the Tenant to the Landlord under this Agreement shall be paid free and clear of all and any bank charges, commission and any other deductions on or before the respective due date for payment.

(b)	In the event the Tenant intends to pay the Rent by way of standing instruction via GIRO or RENTAS, the Tenant shall inform the Landlord in writing of his intention to do so and his intended commencement date of such mode of payment and the Landlord shall upon receipt of such notice, provide the Tenant with its bank details. The Tenant shall promptly produce documentary evidence of such payment to the Landlord for its verification each time a payment is made.

(c)	The Landlord may notify the Tenant in writing of the Landlord’s assignment of its right, title benefit and interest in respect of the Rent and/or any other sum payable by the Tenant to the Landlord under this Agreement to the Landlord’s financier, or instruction to the Tenant to pay the Rent or any other sum payable by the Tenant to the Landlord under to this Agreement to a specified account, after which the Tenant shall promptly produce documentary evidence of such payment to the Landlord for its verification.

6.6	Service Tax

Where applicable, the Tenant shall, in addition to all such payments that are due and payable by the Tenant to the Landlord pursuant to this Agreement, pay to the Landlord the service tax, goods and services tax, value added tax or any similar tax (“Tax”) that will be imposed or levied by the Government of Malaysia upon the Rent and/or any payment payable by the Tenant to the Landlord under this Agreement.

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7.	OTHER COVENANTS BY TENANT TO LANDLORD

The Tenant covenants and agrees with the Landlord to comply with the following in addition to the other covenants and agreements on the part of the Tenant under or pursuant to this Agreement:

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7.1	Compliance with Statutes, By-Laws, Rules and Regulations Etc.

(a)	At all times to observe and comply with all by-laws, laws, enactment, directives, rules and regulations currently enforced and/or hereinafter imposed and enforced by the Appropriate Authority, whether or not having the force of law, affecting or relating to the use of the Demised Premises, or the health, safety and welfare of persons employed to work in the Demised Premises. The Tenant shall also forthwith deliver to the Landlord a copy of any and every notice served on the Tenant by the Appropriate Authority pursuant to this Clause 7.1. The Tenant shall keep the Landlord indemnified in respect of all such matters in this Clause referred to. Without prejudice to any of the Landlord’s rights and remedies herein contained, in the event the Tenant shall fail to comply as aforementioned, the Landlord may carry out the necessary works or such other action as may be required for compliance as aforementioned and the cost of doing so (including but not limited to the Landlord’s administration charge in respect of the same at such sum as shall be stipulated by the Landlord) shall be borne by the Tenant and payable by the Tenant to the Landlord within seven (7) days from the date of the Landlord’s demand, failing which the Tenant shall be liable to pay to the Landlord interest at the Default Rate on such sum remaining unpaid calculated on a daily basis based on a 365-day year from the due date of such payments to the date of full payment thereof.

(b)	Notwithstanding anything contrary contained herein, in the event that the Landlord receives any verbal advice, instructions or direction from any officer of the Appropriate Authority (the “Verbal Instruction”), the Landlord shall notify in writing to the Tenant such Verbal Instruction received from the officer of the Appropriate Authority with or without proof. Upon receipt of such notification the Tenant shall at all times observe and comply with such Verbal Instruction as notified by the Landlord, failing which the Landlord may carry out the necessary works or such other action as may be required for compliance as aforementioned and the cost of doing so (including but not limited to the Landlord’s administration charge in respect of the same at such sum as shall be stipulated by the Landlord) shall be borne by the Tenant and payable by the Tenant to the Landlord within seven (7) days from the date of the Landlord’s demand, failing which the Tenant shall be liable to pay to the Landlord interest at the Default Rate on such sum remaining unpaid calculated on a daily basis based on a 365-day year from the due date of such payments to the date of full payment thereof.

7.2	Covenants to obtain Licences

(a)	The Tenant shall apply for, obtain and keep current and submit to the Landlord copies of all and any registration, licences, permit and/or consent required by the Appropriate Authority or the by-laws, enactments, directives and rules hereinafter enforced by the Appropriate Authority for the carrying out of the Tenant’s business or operation in the Demised Premises.

(b)	The Tenant shall adhere to:

(i)	all conditions (if any) as may be imposed by the Appropriate Authority or the by-laws, enactments, directives and rules hereinafter enforced by the Appropriate Authority for the carrying out of the Tenant’s business or operation in the Demised Premises;

(ii)	all requirements as may be imposed by Bomba pertaining to yearly renewal of Fire Certificate and in the event that Bomba shall require any of the structural or other alterations and/or extensions to the Demised Premises, including but not limited to the firefighting system, KELUAR signages and emergency lights, to be modified and/or altered in order to obtain the yearly Fire Certificate, the Tenant shall do the necessary modification and/or alteration so required by Bomba at its own cost.

The Bousteador – Tenancy Agreement

(c)	The Tenant shall carry out its business or operation in the Demised Premises in a lawful and orderly manner and strictly in accordance with the lawful hours as may be imposed by the Appropriate Authority or the by-laws, enactments, directives and rules hereinafter enforced by the Appropriate Authority.

(d)	The Tenant shall indemnify and keep indemnified the Landlord against any penalty imposed on the Landlord caused by the breach and/or the non-observance of the Tenant to obtain and/or maintain any registration, licences, permit and/or consent required by the Appropriate Authority or the by-laws, enactments, directives and rules hereinafter enforced by the Appropriate Authority for the carrying out of the Tenant’s business.

7.3	Upkeep and Maintenance of the Demised Premises

(a)	The Tenant shall keep the interior of the Demised Premises, the flooring and the plaster or other surface material or walls and ceilings including doors, windows, glass, locks, fastenings, bells (if any), electric wiring, installations, and fittings for light and power and all electrical components, firefighting equipment, air-conditioning ducts and other fixtures and additions thereto in good working order and tenantable repair and clean condition to the satisfaction of the Landlord and the public health and any other Appropriate Authority and shall deliver up the same in such good working order and tenantable repair and clean condition to the Landlord at the expiration or sooner determination of this Agreement (fair and wear excepted) and shall replace or repair any of the said items and any part of the Demised Premises which shall be broken or damaged due to any reason whatsoever within fourteen (14) days from the date of the Landlord’s notice in writing, failing which Clause 7.5 shall apply.

(b)	Where applicable, the Tenant (for the Tenant who occupies the whole floor of the Building) shall, at its own cost and expense, be responsible for the cleaning and maintenance of the water closets, lavatories, balconies (if any) and conveniences in the Demised Premises and within the floor on which the Demised Premises is located including the replacement of damaged fittings and fixtures which shall have been broken or damaged due to malicious, negligent or careless acts or omissions of the Tenant, its servants, employees, agents, invitees or licensees.

(c)	The Tenant shall employ competent and responsible persons acceptable to the Landlord to regularly keep the Demised Premises clean and particularly the flooring thereof in good maintenance and condition. If any person employed from time to time or at any time by the Tenant is or become unacceptable to the Landlord coupled with a valid justification for such unacceptance, the Tenant shall, on being instructed to do so by the Landlord, dismiss such person and employ in his or her place person acceptable to the Landlord and in the event that the Landlord shall employ any person or firm or corporation for the purpose of cleaning the Demised Premises in the manner aforesaid, the Tenant shall pay to the Landlord the cost incurred by the Landlord in employing such person or firm or corporation, such payment shall be made at the same time as payment of Rent.

(d)	(i) If any damage is caused to the Landlord or to any person directly due to the said damaged condition of any part of the Demised Premises as a result of the Tenant’s failure to comply with the covenant to upkeep and maintain the Demised Premises in accordance with Clause 7.3 hereof, the Tenant shall indemnify and keep fully indemnified the Landlord against all claims, costs, expenses, actions and legal proceedings which may be made against the Landlord by any third party.

The Bousteador – Tenancy Agreement

(ii)	The Tenant shall pay on demand to the Landlord:

(aa)	all costs incurred by the Landlord in cleaning and clearing any of the toilets or drains in or around the Demised Premises which shall have been choked as a result of the act, omission, negligence or carelessness by the Tenant, its servants, employees, agents, invitees or licensee; and

(bb)	all costs incurred by the Landlord in repairing such toilets or drains or replacing any appliances in such toilets or drains in the event of the same being damaged or lost as a result of the act, omission, negligence or carelessness by the Tenant, its servants, employees, agents, invitees or licensees.

(e)	The Tenant shall immediately inform the Landlord of any damage caused to the Demised Premises.

7.4	Prohibition on Renovations, Structural and Material Alteration

(a)	The Tenant shall not alter or interfere with the structural construction or arrangement of the Demised Premises or any fixture or fittings belonging to the Landlord or alter or deface any of the wall, floors, ceilings, wiring, pipes or drain of the Demised Premises unless with prior written consent from the Landlord.

(b)	The Tenant further agrees not to make or permit to be done any alterations, structural or otherwise, partitions in or additions to, or decorations to the Demised Premises or any part thereof or the Landlord’s fixtures and fittings therein in a permanent manner without the prior written consent of the Landlord and/or the Appropriate Authority (if applicable) thereof and if such consent is given, the Tenant shall pay to the Landlord the Fit-Out Deposit and shall at the Tenant’s own cost and expense carry out such alterations, partitions, additions or decorations with such materials and in such manner strictly in accordance with Clause 5 and at such times as may be designated by the Landlord and/or the Appropriate Authority (if applicable) and the Tenant shall at the Tenant’s own cost and expense obtain such necessary planning and any other consents or approvals pursuant to the provisions of any written laws, by-laws, rules, regulations or orders applicable thereto and shall comply with the conditions thereof and upon the termination of this Tenancy if required by the Landlord restore the Demised Premises to its original state and condition at the cost and expense of the Tenant.

7.5	Access To Demised Premises For Purposes Of Inspection And Repairs

(a)	The Tenant shall permit the Landlord or its duly authorized servants or agents with or without workmen and others upon giving three (3) days prior written notice (except in the case of emergency whereupon the rights of the Landlord herein may be exercised at any time and without prior notice) to enter upon and inspect examine the condition of the Demised Premises and to do structural or external repairs and/or renovations to the Demised Premises, the neighbouring premises, the Building or any part(s) of the Land which are not conveniently accessible otherwise than from or through the Demised Premises and/or to lay and fix and lead in through under or above the Demised Premises all such wires cables and ducts for electricity, air-conditioning installation, fire services (if any), low voltage system, such as telephone, CCTV (security), CABD, PA, MTV etc. (if any) and pipes for water gas waste and sewerage as the Landlord may from time to time require to be laid, fixed and led in through under or above the Demised Premises for the general purposes of installing, adding, repairing removing and/or replacing all or any of such wires, cables, ducts and pipes whatsoever in relation to the Demised Premises, the neighbouring premises, the Building or any part(s) of the Land.

The Bousteador – Tenancy Agreement

(b)	Upon such inspection, the Landlord may also serve on the Tenant a notice in writing specifying any repairs and/or replacement for which the Tenant is liable under this Agreement and requiring the Tenant to forthwith execute the same, failing which the Landlord shall be entitled but not obliged to enter the Demised Premises and to execute such repairs and/or replacement and the costs and expenses thereof shall be a debt due from the Tenant to the Landlord and shall be forthwith recoverable as such. For the avoidance of doubt, in the event the Tenant fails to pay payment within seven (7) days of the date of the Landlord’s notice of charges, the Tenant shall be liable to pay to the Landlord interest at the Default Rate on such sum remaining unpaid calculated on a daily basis based on a 365-day year from the due date of such payments to the date of full payment thereof.

(c)	Notwithstanding sub-Clauses 7.5(a) and 7.5(b) above, the Landlord shall have the right in the event of any Force Majeure Event, whether during Office Hours or outside Office Hours, to enter the Demised Premises without having to give any prior notice to the Tenant. In such circumstances, the Landlord shall not be liable to the Tenant for any loss or damage whether such loss or damage is caused by the Landlord or its employee or agent or otherwise.

7.6	Building Rules and Regulations

The Tenant shall observe and conform to the Building Rules as set out in Schedule 2 and all regulations and restrictions made by the Landlord or its duly authorised agents from time to time for the proper management, maintenance and operation of the Building. The Tenant shall from time to time be notified in writing of any change or variation to the Building Rules and all regulations and restrictions made by the Landlord or its duly authorised agents with authority to issue such regulations or restrictions.

7.7	Permitted Use

Subject to Clause 7.8, the Tenant shall use the Demised Premises only for the Permitted Use as stated in Item 16 of Schedule 1 and not for any other trade, business, activity, purpose or operations whatsoever. Any change in the Permitted Use is strictly prohibited unless the prior written approval of the Landlord has been obtained.

7.8	Trades That Are Not Permitted

The Tenant shall not use or cause or permit to be used in the Demised Premises or any part thereof for the carrying on of any or the following trades or businesses:

(a)	for any businesses or trades which emit, accumulate and disseminate or may emit accumulate and disseminate any unpleasant odour or which accumulate dirt or cause nuisance or annoyance to the general public and the neighbouring occupiers;

(b)	for any businesses or trades dealing with substances and chemicals of any explosive and dangerous character and their by-products;

The Bousteador – Tenancy Agreement

(c)	as a place for public or private auction;

(d)	as a funeral parlour or for any businesses or trades in connection with the supply of items or services for funeral and other funeral related occasions;

(e)	for any businesses or trades in connection with or related to the supernatural and/or the occult;

(f)	for the setting up of places of worship and prayer in respect of any cult, religion or beliefs;

(g)	for any religious or political activities;

(h)	as a nightclub except with the prior written approval of the Landlord;

(i)	for any businesses or trades which involve gaming in any form except for gaming permitted and licensed under Malaysian law and further permitted in writing by the Landlord;

(j)	as massage parlour or any related activities except with the prior written approval of the Landlord;

(k)	for any forms of social escort agency or related activities;

(l)	for any immoral improper offensive or unlawful activities including without limitation the operation of brothels or illegal moneylending business;

(m)	for the manufacture, distribution, sale by wholesale or storage of liquor other than for retailing purpose; or

(n)	for the conduct of any business or use other than the Permitted Use as stated in Item 16 of Schedule 1; or

(o)	for any other business which is not permitted by the Landlord at the Landlord’s absolute discretion.

7.9	Insurance

(a)	The Tenant shall be responsible for insuring the Tenant’s Goods against fire and theft.

(b)	The Tenant shall have no recourse against the Landlord for any damage suffered by the Tenant as a result of any failure by the Tenant to effect any insurance in respect of the Tenant’s Goods.

(c)	The Tenant shall also be responsible to effect and maintain a Public Liability Risk Insurance Policy of an amount of not less than Ringgit Malaysia One Million (RM1,000,000.00) only in respect of any one claim whereby such insurance cover shall be for the duration of the Initial Term and all Renewal Terms and/or such other amount as the Landlord may at its absolute discretion decide, from time to time, for insuring against any loss, damage or injury howsoever arising from or relating to any activity, event or incident at the Demised Premises (including but not limited to any damage caused by pipe leakage as a result of the Tenant’s negligence).

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7.10	Damage in Moving Furniture

The Tenant shall not damage or deface or cause or permit any duly authorised servants, employees, agents, representatives, consultants, contractors, workmen or utilities or service provider of the Tenant to damage or to deface any part of the Demised Premises or the Common Area while moving any furniture, machinery, equipment, fittings, fixtures or any other thing.

7.11	Restrictions against use of Machinery or Motors

The Tenant shall not bring upon the Demised Premises and use any electrical machine motor or engine (other than those which are required in the normal course of the Tenant’s business or operation) without the Landlord’s prior written consent. In the event the Tenant breaches this covenant as a result of which the Landlord suffers loss or damage, the Tenant shall forthwith indemnify the Landlord against all such loss or damage.

7.12	Prohibition against Caveats and endorsement of Tenancy

The Tenant shall undertake not to lodge any caveat or any endorsement of the Tenancy under Section 323 of the National Land Code (Act 828) in respect of the Demised Premises or the Common Area or the Building or the Land throughout the Tenancy, failing which the Tenant shall be liable to compensate the Landlord such damages as may be suffered by the Landlord.

7.13	Prohibited Activities or Sale of Goods

The Tenant and its duly authorised servants, employees, agents, representatives, consultants, contractors, workmen or utilities or service provider are strictly prohibited from distributing/selling/vending/exhibiting any illegal/counterfeit/unlicensed/contraband goods/goods infringing intellectual property rights of any third party or parties and the Landlord shall not in any way or howsoever be held responsible or liable for any actions claims, losses of whatever nature arising from the Tenant’s and/or its duly authorised servants’, employees’, agents’, representatives’, consultants’, contractors’, workmen’s or utilities or service provider’s carrying on any trade or business which is illegal or in contravention of any government laws, rules, regulations subsisting for the time being.

7.14	No Living In Demised Premises

The Tenant shall not use or permit the Demised Premises or any part thereof to be used as a place of accommodation or for residential purposes and in particular shall not permit or suffer anyone to abode in the Demised Premises.

7.15	Mail Box

The Tenant shall maintain throughout the term of the Tenancy herein a mail box at the Building as may be allocated by the Landlord to the Tenant subject to availability and shall keep the mail box in a neat, clean and good condition and repair at the Tenant’s own costs and expenses and comply with all rules and regulations governing the use of the same as imposed or may be imposed from time to time by the Landlord at its absolute discretion. Upon the expiration or the earlier determination of the Tenancy herein the Tenant shall yield up possession of the mail box complete with its locks and keys to the Landlord and in its original state (fair wear and tear accepted) and in clean and good condition and repair failing which the Landlord shall be entitled to break open the mail box and replace its locks and keys and/or repair the mail box and all costs and expenses thereof shall be borne by the Tenant and payable to the Landlord forthwith upon demand. In any event, the Tenant hereby acknowledges that the Landlord shall not be in any way responsible for any loss or damage of the contents therein.

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7.16	Parking

(a)	To park any vehicle belonging to or under the Tenant’s control at the owner’s own risk in the car parks serving the Building only and not to create or cause any obstruction or impediment to or prevent easy and convenient access to and exit from the Demised Premises or the Building.

(b)	The parking of the Tenant’s vehicles in the car parks serving the Building shall be subject to a supplemental agreement or license, if any, between the Landlord and/or the Car Park Operator and the Tenant shall not be deemed or construed as forming part of this Agreement; and

(c)	The car parks serving the Building shall at all times remain the property of the Landlord and the Landlord and/or the Car Park Operator and/or its agents shall have the right in any manner to levy any charge or fee in respect of the usage of the same by the Tenant, its duly authorised servants, employees, agents, representatives, consultants, contractors, workmen or utilities or service provider.

7.17	No Illegal employees

Not to hire or employ persons who are in the country illegally, prohibited from working in Malaysia or being required, are not in possession of a work permit.

7.18	Assignments or Sub-letting

(a)	The Tenant shall not, without the prior written consent of the Landlord assign, sublet, give, underlet, licence or in any way part with possession of the Demised Premises or any part thereof whether by way of sub-letting, sharing or other means whatsoever, whereby any person, firm or corporation not a party to this Agreement obtains the use or possession of the Demised Premises, or any part of the Demised Premises irrespective of whether or not any rent or other consideration is given for such use or possession. Further, the Tenant shall not advertise in any way whatsoever of any proposed takeover of business, parting with the Tenancy herein in any manner whatsoever unless the prior consent in writing of the Landlord is obtained which consent shall be at the absolute discretion of the Landlord and the Landlord is not obliged to assign any reason whatsoever. If such consent is given by the Landlord, the Tenant shall bear all costs and expense of the assignment and the Tenant shall further comply with and observe all terms and conditions as may be imposed by the Landlord.

(b)	For the purpose of this Clause 7.18(a), any amalgamation or reconstruction effected by the Tenant (if Tenant is a corporation) shall be deemed to be an assignment of this Agreement and shall require the Landlord’s prior written consent, in which such consent shall not be unreasonably withheld.

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7.19	Notices of Re-Letting

At all times during six (6) calendar months immediately preceding the expiration or determination of the Term, the Tenant shall permit the Landlord to affix and retain on a conspicuous part of the Demised Premises a signboard or notice for re-letting of the Demised Premises.

7.20	Inspection By Prospective Tenants Prior To Determination

The Tenant shall at any time during the three (3) calendar months immediately prior to the expiry of the Term or the Renewal Term, permit an intending tenant and other persons with written authority from the Landlord upon giving prior reasonable notice at reasonable times of the day to enter and view the Demised Premises. The Landlord shall ensure that the persons viewing the Demised Premises shall not disrupt the quiet enjoyment of the Demised Premises by the Tenant.

7.21	Indemnity

The Tenant hereby agrees to indemnify and keep indemnified the Landlord against the following:

(a)	all damages howsoever caused or occasioned to the Demised Premises, the Building or any adjacent or neighbouring premises (including but not limited to the blockage of drains of the Building, break down of machinery or defacement of the Building) by any act, default or negligence of the Tenant and shall pay and make good to the Landlord all and every such loss and damage incurred or sustained by the Landlord;

(b)	all damages howsoever caused or occasioned to the Demised Premises or the Building as a consequence of any breach, non-observance or non-performance of the Tenant’s covenants herein contained and shall save harmless and indemnify the Landlord from and against all actions, demands, claims, liabilities, costs and expenses thereby arising;

(c)	all demands, actions, proceedings, prosecution or whatsoever made upon or instituted against the Landlord by any third party or authority in the event that the same is caused by the Tenant and provided that the Landlord has duly and immediately informed the Tenant and that the Tenant is fully entitled to protect and defend itself;

(d)	all damages and costs arising from any claims, action or proceedings taken against the Landlord by any third party as a result of any act, default or negligence of the Tenant, its duly authorised servants, employees, agents, representatives, consultants, contractors, workmen, utilities or service provider, licensees or sub-tenants provided that the Landlord has duly and immediately informed the Tenant and that the Tenant is fully entitled to protect and defend itself;

(e)	all reasonable costs, legal and professional fees incurred by the Landlord in successfully taking proceedings, enforcing and/or defending any actions arising from Clause 7.21.

7.22	Warranties and Representation

The Tenant acknowledges and declares that no promise, representation, warranty or undertaking has been given by or on behalf of the Landlord in respect of the suitability of the Demised Premises or the Building or to the fittings, finishes, condition or state of repair, facilities and amenities of the Demised Premises or the Building or the permitted use to which the Demised Premises may be put pursuant to any requirements of any Appropriate Authority or as to other businesses to be carried on in the Building otherwise than in this Agreement contained. The Tenant shall make its own enquiries in relation to the matters noted above.

The Bousteador – Tenancy Agreement

7.23	Confidentiality

The Tenant shall at all times keep in the strictest confidence, and shall not disclose or permit to be disclosed and ensure that the Tenant’s duly authorised servants, employees, agents, representatives, consultants, contractors, workmen, utilities or service provider or any other authorized personnel of the Tenant shall at all times be bound by such confidentiality and not disclose or permit to be disclosed to any third party (including the Tenant’s related or associated company) any information arising from or in connection with the terms of this Agreement, including any correspondence, communications and/or discussions, verbal or otherwise relating thereto, which is confidential in nature, without the prior written consent of the Landlord, which consent may be withheld at the Landlord’s absolute discretion, unless required to be disclosed by law

8.	COVENANTS OF THE LANDLORD

The Landlord hereby covenants with the Tenant to observe comply with and perform the following obligations and responsibilities:

8.1	Quiet Enjoyment Without Interruption

So long as the Tenant pays the Rent promptly at the times and in the manner specified in this Agreement and observes and performs all terms and conditions covenanted to be performed under this Agreement, the Landlord shall permit the Tenant to quietly enjoy the Demised Premises during the Term and the Renewal Term without any interruption by the Landlord or any person claiming under or in trust for the Landlord.

8.2	Payment of Outgoings

During the term of the Tenancy herein, the Landlord will pay and discharge all quit rents assessments or other outgoings imposed on and payable in respect of the Demised Premises.

8.3	Insurance

At all times during the Term and the Renewal Term, the Landlord shall insure and keep insured the Building with a licensed insurer of good repute against the following risks and shall make all payments necessary for that purpose:

(a)	fire and allied perils up to full insurable value;

(b)	loss, destruction, damage by fire, storm or tempest;

PROVIDED ALWAYS that the provision of this covenant shall not require the Landlord to insure against loss, destruction or damages by any means whatsoever of the Tenant’s Goods situated in the Demised Premises.

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8.4	Upkeep of Common Area and Provision of Services

In consideration of the payment of the Rent and the performance and observance of the other covenants and agreements on the part of the Tenant under or pursuant to this Agreement and subject always to Clause 9, the Landlord shall:

(a)	provide such lifts, escalators and air-conditioning services to the Common Area at least during the Office Hours for use by the Tenant in common with all others to whom the Landlord may allow to use the same;

(b)	supply water and/or electricity for use in the entrances exits vestibules staircases landings passages corridors lavatories and other parts of the Common Area at least during the Office Hours and keep the same clean for use by the Tenant in common with all others to whom the Landlord, as the case may be, may allow to use the same;

(c)	maintain, upkeep, replaces and repairs whenever necessary the roof, main structures, floors, external walls, main drains, pipes, wiring, cables and all other parts of the Common Area, and the lifts and escalators in good and proper repair and condition at such times and in such manner as the Landlord as the case may be shall in its absolute discretion consider necessary; and

(d)	employ such agents and/or personnel, including security personnel, as the Landlord shall in its absolute discretion consider necessary in and about the provision of the services and management of the Building and/or other parts of the Land respectively but not so as to render the Landlord liable for any loss sustained by the Tenant through the neglect, default, negligence or misconduct of such agents and/or personnel.

9.	NON-LIABILITY ON THE PART OF THE LANDLORD

9.1	Exclusion of Landlord’s Liability

IT IS HEREBY FURTHER EXPRESSLY AGREED AND DECLARED that the Landlord shall not in any circumstances other than those arising from its gross negligence or default or that of its servants or agents be liable to the Tenant or any other person whomsoever:

(a)	for any loss of profit or business or loss of life or loss, injury or damage to person or property or for any disruption or inconvenience caused to or suffered or sustained by the Tenant or any other person caused by or through or in any way owing to or arising out of or connected with any defect in or breakdown or suspension of service of the lifts, air-conditioning system, electric power or water supplies serving the Demised Premises;

(b)	for any loss of profit or of business or loss of life or loss, injury or damage to person or property or for any disruption or inconvenience caused to or suffered or sustained by the Tenant or any other person caused by or through or in any way owing to or arising out of or connected with any escape of fumes, smoke, fire or any other substance or thing or the overflow of water from anywhere within the Demised Premises or in any way attributable to the Force Majeure Event;

(c)	for the security or safekeeping of the Demised Premises or any contents therein and in particular but without prejudice to the generality of the foregoing, the provision by the Landlord of watchmen and caretakers shall not create any obligation on the part of the Landlord as to the security of the Demised Premises or any contents therein and the responsibility for the safety of the Demised Premises and the contents thereof shall at all times rest with the Tenant.

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9.2	Occupy at Risk of Tenant

(a)	The Tenant shall occupy, use and keep the Demised Premises at the risk of the Tenant and the Landlord shall not be liable for any damage the Tenant or any person or any property may suffer by reason in whole or in part of anything occurring within the Demised Premises whether naturally or negligently or otherwise.

(b)	The Tenant agrees to keep the Landlord indemnified against all liability in respect of all or any losses, damages, claims, actions, suits, proceedings, demands, costs and expenses arising out of all or any of the matters referred to in this Clause 9.2. However, the Tenant’s indemnity shall exclude any liability resulting from the negligence of the Landlord or any person lawfully claiming through it.

9.3	Interruption of Services

The Landlord shall not be responsible or liable to the Tenant or to any person claiming by, through or under the Tenant for the failure of any equipment or machinery in the Demised Premises and in the Building or for their ineffectual operation or for any damage or loss caused by or arising out of them or for the interruption of any services, including the supply of electricity.

10.	FORCE MAJEURE EVENT

10.1	Assessment of Damages

(a)	In the event the Demised Premises or any part thereof shall at any time during the Term and the Renewal Term be substantially destroyed or damaged by a Force Majeure Event, the Landlord shall appoint a consultant to assess the damage caused to the Demised Premises (“Consultant”) within thirty (30) days of the Force Majeure Event and the cost and expense of appointing the Consultant shall be borne by the Landlord. The Consultant shall determine whether the destruction or damage is such that it renders the Demised Premises unfit for occupation and use.

(b)	Where the damage renders the whole of the Demised Premises unfit for occupation and use, the Rent shall be suspended during the period the Demised Premises shall remain unfit for occupation and use.

(c)	Where the damage renders only part of the Demised Premises unfit for occupation and use, the Rent payable shall be proportionately reduced for so long as such part of the Demised Premises shall remain unfit for occupation and use. For the avoidance of doubt, any part of the Demised Premises incapable of beneficial use by the Tenant for purposes of the Permitted Use shall be considered as unfit for occupation and use and no Rent shall be payable for such part of the Demised Premises.

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10.2	Nature of Damages to the Demised Premises

(a)	If the Demised Premises or any part thereof shall at any time during the Term and the Renewal Term be destroyed or damaged by the Force Majeure Event so as to render the Demised Premises unfit for occupation or use for a continuous period of at least seven (7) days, the Landlord shall within one (1) month from the date of damage or destruction, notify the Tenant of the Landlord’s decision whether to rebuild and reinstate the Demised Premises failing which the Tenant shall be entitled to terminate this Tenancy by notice in writing.

(b)	Notwithstanding anything to the contrary herein, the Tenant shall be entitled to terminate this Tenancy by giving the Landlord notice in writing of its intention to do so within one (1) month from the date the Tenant is notified of the Landlord’s decision whether to rebuild and reinstate the Demised Premise.

(c)	In the event the Landlord decides to rebuild and reinstate the Demised Premises, then upon the rebuilding and/or reinstatement of the Demised Premises, the Landlord is obliged to deliver the Demised Premises in the state and condition substantially the state and condition as at the Handover Date. The Landlord shall give the Tenant a period equivalent to the Fit-Out Period from the date the Demised Premises is redelivered by the Landlord to the Tenant to carry out the Fit-Out Works in accordance with Clause 5 in order to reinstate the Demised Premises to enable the Tenant to resume the Permitted Use of the Demised Premises and the Rent shall be suspended for the Fit-Out Period. Any dispute concerning the amount of the Rent to be suspended shall be determined by an independent valuer appointed by mutual agreement of the Parties and the cost and fees whatsoever of the independent valuer shall be borne by the Parties equally.

(d)	In the event the Landlord shall decide not to rebuild and reinstate the Demised Premises or the Tenant decides to terminate as per Clause 10.2(b), this Tenancy shall be terminated and the Tenant shall peaceably and quietly leave, surrender and yield up to the Landlord physical possession of the Demised Premises but without prejudice to the rights and remedies of the Party against the other in respect of any antecedent claim or breach of covenant.

10.3	Closure of Demised Premises and/or Building due to Force Majeure Event

Notwithstanding anything herein contained to the contrary, in the event that the Demised Premises and/or the Building shall at any time during the Term and/or the Renewal Term be required to be closed by the Landlord and/or the Appropriate Authority due to any Force Majeure Event, the Rent shall continue to be due and payable in accordance with the terms and conditions of this Agreement notwithstanding such closure, unless otherwise decided by the Landlord at its own sole discretion (in which case, such decision shall be final and conclusive).

11.	CONDITIONS OF DEMISED PREMISES UPON YIELDING UP

11.1	Restoration Works

Upon the expiry or sooner determination of this Tenancy, the Tenant shall at the Tenant’s own costs and expenses (including electricity) carry out the Restoration Works on or before the expiry of the Restoration Period strictly in accordance with the Building Rules.

The Bousteador – Tenancy Agreement

11.2	Failure to carry out Restoration Works

In the event that the Tenant fails to restore the Demised Premises and to return physical possession of the Demised Premises to the Landlord on or before the expiry of the Restoration Period, the Landlord shall be entitled but not obliged to carry out such restoration as listed below:

(a)	make good any material damage or material disfigurement caused to walls doors windows or any part of the Demised Premises;

(b)	replace all floor and ceiling tiles which in the reasonable opinion of the Landlord are substantially damaged and in need of replacement;

(c)	remove and clear all waste, rubbish and other unwanted materials from the Demised Premises;

(d)	remove the Tenant’s Goods from the Demised Premises in accordance with Clause 12.3;

and the costs and expenses thereof shall be borne by the Tenant and payable to the Landlord within seven (7) days of the Landlord’s written demand, failing which the Tenant shall be liable to pay to the Landlord interest at the Default Rate on such sum remaining unpaid calculated on a daily basis based on a 365-day year from the due date of such payments to the date of full payment thereof. The Tenant hereby agrees that the Landlord shall be entitled to deduct such costs and expenses from the Restoration Deposit and to claim for any shortfall if the said costs and expenses are more than the Restoration Deposit.

11.3	Yield Up

At the expiration or the earlier determination of the Tenancy herein and subject to the Tenant having carried out the Restoration Works in accordance with Clause 11.1, the Tenant shall peaceably and quietly yield up the Demised Premises together with all the Landlord’s fixtures fittings thereto with all locks and keys complete to the Landlord in its original state and condition (fair wear and tear accepted) as at the Handover Date and in clean, good and tenantable repair and condition in accordance with the terms, conditions and covenants herein.

11.4	Failure to Yield the Demised Premises/Eviction and Removal of Tenant’s Goods

Without prejudice to any other rights the Landlord may have against the Tenant, if the Tenant upon the expiration or the earlier determination of this Tenancy fails, neglects and/or refuses to yield up and vacate the Demised Premises:

(a)	the Tenant shall be liable to pay to the Landlord a sum equivalent to double the amount of the Rent or of the rent of the Demised Premises at the prevailing market rate, whichever shall be the higher, pursuant to Section 28(4)(a) of the Civil Law Act 1957 as agreed liquidated and ascertained damages, for every month or part thereof from the date of expiration of the Restoration Period, to the actual date of due compliance by the Tenant of Clause 11.3 and indemnify the Landlord against all or any claims by any incoming tenant of the Demised Premises for failure on the part of the Landlord to deliver physical possession of the Demised Premises to the incoming tenant; and

The Bousteador – Tenancy Agreement

(b)	the Landlord shall be entitled to initiate legal action for the eviction of the Tenant from the Demised Premises and to deal with all the Tenant’s Goods in accordance with Clause 12.3 and thereafter to lock up and secure the Demised Premises whereupon the cost and expense incurred (including all legal cost on a solicitor-clients basis) and in removing and securing all the Tenant’s Goods and other movable property, chattels and goods and all revenue loss arising out of the Tenant’s failure to vacate due to the Landlord’s inability to let such part of the Demised Premises where the unremoved Tenant’s Goods are situated shall be borne by the Tenant and shall be a debt due from the Tenant to the Landlord and be recoverable by demand and legal action. The Landlord shall not be responsible in conversion or liable in any manner whatsoever to the Tenant for the consequence of or any loss or damage caused by such action.

12.	DEFAULT AND TERMINATION

12.1	Events of Default

If the Tenant:

(a)	shall fail refuse or neglect to pay the Rent and/or any other moneys and/or interests to be paid pursuant to this Agreement or otherwise or any part thereof within seven (7) days from the respective due dates thereof whether formally or legally demanded or not;

(b)	shall be in breach of any one or more of the covenants undertakings terms conditions obligations restrictions agreements and stipulations of this Agreement and/or the Building Rules on the part of the Tenant to be observed and performed herein or threaten to commit or cause or permit such a breach;

(c)	shall fail to yield up possession of the Demised Premises in accordance to the provisions hereof or hold on to the Demised Premises after the expiration or sooner determination of the Term;

(d)	shall, if the Tenant being a natural person, die or commit an act of bankruptcy or suffer mental or physical incapacity;

(e)	shall, if the Tenant being a corporation, have an application or order made, resolution passed, petition presented or steps taken for liquidation, winding up or dissolution of the Tenant otherwise than for the purpose of reconstruction or amalgamation;

(f)	shall have a receiver, receiver and manager, trustee, judicial manager or similar official appointed over the whole or any part or the Tenant’s undertakings or assets;

(g)	shall make any arrangement for the benefit of or enter into any arrangement, composition or compromise with the Tenant’s creditors or any class of them;

(h)	shall permit or suffer any execution or distress or other process of a court of competent jurisdiction to be levied upon or issued against any of the Tenant’s Goods or on any properties, merchandise, equipment, furniture, fixtures and/or fittings in or upon the Demised Premises;

(i)	shall allow a judgment obtained against the Tenant by any person to remain unsatisfied for a period of seven (7) days after service of such judgment upon the Tenant; or

The Bousteador – Tenancy Agreement

(j)	shall cease or threaten to cease to carry on the Tenant’s business;

then upon the occurrence of any one or more of the abovementioned Events of Default, it shall be lawful for the Landlord at any time thereafter to do any or all of the following without being responsible or liable for any losses, damage costs or expenses caused to the Tenant as a consequence of such action:

(i)	serve a forfeiture notice upon the Tenant pursuant to Section 235 of the National Land Code (Act 828), and it is hereby mutually agreed and deemed that a reasonable time in which to remedy the Event of Default and to be stipulated in any forfeiture notice shall be fourteen (14) days (if such Event of Default is capable to be remedied) except in case of non-payment of the Rent and/or any other moneys to be paid pursuant to the terms and conditions herein or any part thereof where seven (7) days shall be deemed a reasonable time to remedy such default;

(ii)	terminate the Tenancy herein and re-enter the Demised Premises or any part thereof in the name of the whole;

(iii)	disconnect or cause to be disconnected or cease or cause the cessation of the supply of water, electricity and/or any other utilities to the Demised Premises without any prior notice to the Tenant;

(iv)	restrict the use and enjoyment of any facilities and amenities at the Demised Premises, the Building and/or the Land by the Tenant;

(v)	forfeit the Deposits and/or withhold all such Deposits as may have been paid by the Tenant herein toward securing full settlement by the Tenant and/or recovery by the Landlord of and/or set-off the same against all monies covenanted to be paid by the Tenant herein and without prejudice to such other rights, powers and remedies which the Landlord may have against the Tenant arising out of such Event of Default;

(vi)	take any other action the Landlord deems fit in respect of such Event of Default, including any claims or right of action for the early determination of the Term of the Tenancy herein to recover all moneys due and owing to the Landlord, take distress proceedings, recover possession of the Demised Premises and/or enforce compliance on the part of the Tenant of its covenants, undertakings, terms, conditions, obligations, restrictions, agreements and stipulations herein, and the costs and expenses of all such actions taken shall be borne by the Tenant including the Landlord’s legal fees on a solicitor-client basis.

but without prejudice to any action or other remedy which the Landlord has or might or otherwise could have in respect of the following:

(aa)	any antecedent breach of the Tenant’s covenants herein contained;

(bb)	any interest charged pursuant to Clause 12.6 hereof;

(cc)	for the recovery of a sum equal to the remainder of the Rent for the whole of the unexpired period of the Term; and

(dd)	all other loss or damages and arrears as a result of any such event.

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12.2	Consequence of Termination

(a)	Upon termination of the Tenancy herein pursuant to Clause 12.1, the Tenant shall re-deliver physical possession of the Demised Premises to the Landlord in the manner stipulated in Clause 11.3, failing which the Tenant shall be deemed to be on the Demised Premises unlawfully.

(b)	In the event that the Tenant continues to remain in occupation of the Demised Premises and fails to surrender or yield up unto the Landlord the whole of the Demised Premises or any part thereof or fails to remove all its goods (which expression where hereinafter used shall include personal property of every description) from the Demised Premises after the termination of the Tenancy pursuant to Clause 12.1, the Tenant shall be liable to pay to the Landlord a sum stipulated in Clause 11.4 and the provisions in Clause 11.4 shall apply.

(c)	On each and every occasion on which the Tenant omits or neglects to pay money or to do or effect anything which the Tenant has herein covenanted to pay do or effect then it shall be lawful for but not obligatory upon the Landlord (and without prejudice to any rights and powers arising from such default) to pay such money or to do or effect such thing by its architects, contractors, workmen or agents as if the Landlord were the Tenant and for the purpose of doing or effecting any such thing and the Landlord may recover from the Tenant on demand the amount, expenses and costs of such payment doing or effecting forthwith.

12.3	Removal of Tenant’s Goods

(a)	At the expiration or the sooner determination of the Tenancy herein, the Landlord may either:

(i)	prevent the Tenant from removing any of the Tenant’s Goods and/or any and all other items of any description (including personal property of every description and the Tenant’s Goods and/or any other items under hire purchase or any other credit arrangement with any third parties) from the Demised Premises until all sums covenanted to be paid by the Tenant herein shall have been fully settled by the Tenant; or

(ii)	remove from the Demised Premises any of the Tenant’s Goods and store it at such location as the Landlord may in its sole discretion determine and at the Tenant’s cost. The Landlord may within a reasonable time of such removal notify the Tenant in writing of the removal of the Tenant’s Goods.

(b)	In the event that the Tenant has failed to pay the Landlord all monies due to the Landlord pursuant to this Agreement (including but not limited to all expenses of removal and storage) by the date being one (1) month from the date of notice referred to above, the Landlord may sell or otherwise deal with the Tenant’s Goods in such manner and on such conditions as the Landlord may in its absolute discretion determine.

(c)	After payment of all expenses of conducting such sale the Landlord may apply the proceeds of such sale in payment of any monies due by the Tenant to the Landlord under this Agreement. The Landlord shall not be under any obligation or liability to account to the Tenant the proceeds of such sale.

The Bousteador – Tenancy Agreement

12.4	Indemnity

The Tenant agrees to indemnify and keep indemnified the Landlord against all claims, demands, suits, proceedings, loans, costs, expenses, penalties or damages which are brought, claimed, issued or assessed against the Landlord or any property of the Landlord or payable or suffered by the Landlord as a result of a breach of the provisions of this Agreement (including but not limited to any essential term) or as a result of any action taken by the Landlord pursuant to this Agreement.

12.5	Unilateral Termination by Tenant

In the event the Tenant terminates or attempts to terminate the Tenancy herein at any time after the execution of this Agreement before the expiration of the Term and/or the Renewal Term, as the case may be, whether or not the Tenancy herein shall have commenced, then and in such an event the Landlord shall be entitled to forthwith re-enter upon the Demised Premises or any part thereof in the name of the whole and the Deposits paid by the Tenant under or pursuant to this Agreement shall be forfeited absolutely to the Landlord and in addition thereto, the Tenant shall forthwith pay to the Landlord a sum equal to the Rent for the whole of the Term and/or Renewal Term, as the case may be, or the unexpired period thereof, as the case may be, but without prejudice to such other rights powers and remedies which the Landlord may have against the Tenant for any loss or damage as may be incurred or suffered by the Landlord for any antecedent breaches by the Tenant.

12.6	Late Payment Interest

In addition to and without limiting or prejudicing other rights powers and remedies conferred upon or accruing to the Landlord, if the Tenant shall for any reasons whatsoever default in the payment on the respective due date of any sum covenanted to be paid by the Tenant herein, the Tenant shall pay to the Landlord interest charged on such sum or sums remaining unpaid at the Default Rate calculated on a daily basis based on a 365-day year from the due date of such payments to the date of full payment thereto; or at such other rate and/or on such other rest as may be stipulated from time to time by the Landlord at its absolute discretion by giving written notice thereof to the Tenant, as well after as before any Judgment and the Landlord shall be entitled to recover such interest from the Tenant as if such interest were rent in arrears, including when there has been a distress action by the Landlord against the Tenant.

13.	EXCLUSION OF IMPLIED COVENANTS/POWERS

13.1	National Land Code (Act 828)

The covenants, obligations, powers and rights implied or imposed under the National Land Code (Act 828) which are permitted under such legislation to be varied or removed by mutual agreement between a landlord/lessor and tenant/lessee do not apply to and are not to be implied in this Agreement, except to the extent that they are repeated in any of the terms of this Agreement, whether in whole or in part.

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14.	OPTION TO RENEW TENANCY

14.1	Exercise of Option to Renew

The Landlord shall on the Tenant’s written request made not less than six (6) months before expiration of the Term and provided always that there shall not be at the time of such request any breach or non-observance of any of the covenants on the part of the Tenant herein contained, at the expense of the Tenant grant to the Tenant an extension of this Tenancy for the Renewal Term at a Revised Rate of Rent specified in Item 19 of Schedule 1 but otherwise containing the like covenants and provisions as are herein contained.

14.2	Failure to Renew

In the event that the Tenant fails to give the written notice in accordance with Clause 14.1, it is deemed that the Tenant is not interested to extend this Tenancy beyond the Term and therefore, this Agreement shall automatically be terminated on the expiry of the Term.

14.3	Holding Over as Monthly Tenant

(a)	If the Tenant, with the consent of the Landlord, continues in occupation of the Demised Premises after the expiry of the Term or the Renewal Term, the Tenant shall be a monthly tenant at the rate of rent payable immediately prior to the expiration of the Term or the Renewal Term.

(b)	Such Tenancy shall be determinable by thirty (30) days’ notice in writing by either Party to the other expiring at any time and otherwise shall be subject to the same covenants and conditions as are contained or implied in this Agreement.

15.	SALE ASSIGNMENT AND CHARGE OF THE DEMISED PREMISES

(a)	The Tenant agrees that the Landlord shall be entitled at the Landlord’s sole discretion to sell or charge the Demised Premises subject to this Tenancy and upon the sale or charge of the Demised Premises, assign the rights of the Landlord herein to the purchaser or the chargee respectively.

(b)	In the event of a sale of the Building by the Landlord, the Tenant shall enter into a deed of novation with the purchaser for the remaining unexpired Term or Renewal Term on identical terms as this Agreement.

(c)	The Landlord shall notify the Tenant of the purchaser in respect of any sale, transfer, novation or assignment of the Demised Premises or the Landlord’s right under this Agreement.

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16.	GENERAL PROVISIONS

16.1	Compulsory Acquisition

If the whole or any part of the Demised Premises or the Building is compulsorily acquired or taken for any public purpose by the Authority during the Term then the Landlord may by notice in writing to the Tenant terminate this Agreement without right or claim on the part of the Tenant for damages by reason of such termination and without prejudice to the rights of either Party in respect of any prior breach of covenant.

16.2	Green Lease Objectives

(a)	The Tenant hereby acknowledges that the Tenant is aware of and fully support the Landlord’s intention to engage in environmental-friendly initiatives including but not limited to the environmental performance standards for the management and operation of the Building and the Demised Premises (“Green Lease Objectives”). In this respect, the Tenant hereby agrees as follows:

(i)	the Green Lease Objectives are established to positively contribute to the working environment of the occupants of the Building and to promote the efficient use of resources in its operation;

(ii)	the Tenant will use reasonable endeavours to meet the Green Lease Objectives and to use the Demised Premises in the spirit of progressively improving environmental performance;

(iii)	the Tenant will consult the Landlord on issues or circumstances that may enhance environmental performance and will consider undertaking all such opportunities which are expected to have a positive impact on the working environment subject to an analysis of the costs and benefits;

(iv)	the Tenant will constructively consult with the Landlord on issues or circumstances that may detract from attaining the Green Lease Objectives; and

(v)	the Landlord will establish systems by which to measure environmental performance of the services and to report to these systems on an annual basis and the Tenant shall comply with such systems once they are implemented by the Landlord.

(b)	The Landlord may at its absolute discretion change the Green Lease Objectives from time to time.

16.3	Time

Time wherever mentioned in this Agreement shall be of the essence of this Agreement.

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16.4	No Waiver of Breach

(a)	Forbearance, knowledge or acquiescence by the Landlord of any breach of any of the conditions or covenants herein covenanted to be performed by the Tenant shall not operate as or be deemed to be waiver of such conditions or covenants or any of them and notwithstanding such forbearance, knowledge or acquiescence the Landlord shall be entitled to exercise the Landlord’s rights under this Agreement and to require strict performance by the Tenant of the terms and conditions herein.

(b)	In particular, any demand by the Landlord for, or any acceptance by the Landlord of, the Rent or other moneys payable under this Agreement shall not constitute a waiver by the Landlord of any breach of any provision in this Agreement and shall not create any new tenancy between the Parties.

(c)	No custom or practice which has grown up between the Parties in the course of administering this Agreement shall be construed so as to waive or lessen the right of the Landlord to act on the performance by the Tenant of all or any of the Tenant’s obligations under this Agreement.

16.5	Warranties, Whole Transaction, Suitability of Demised Premises

(a)	This Agreement contains the entire understanding among the Parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations agreements, arrangements, or understandings, oral or written, between or among the Parties relating the subject matter of this Agreement which are not fully expressed herein.

(b)	This Agreement may be amended or varied only by instrument in writing executed by the Landlord and the Tenant. The Tenant acknowledges that it has entered into this Agreement without relying on any representation or warranty by the Landlord and after satisfying itself as to the suitability of the Demised Premises for the purpose for which the Demised Premises are let.

16.6	Currency

All monies due under this Agreement shall be paid in Ringgit Malaysia and if for any reason whatsoever moneys are received by the Landlord in any other currency towards payment or satisfaction of any amount due in Ringgit Malaysia and upon conversion of such moneys into Ringgit Malaysia the Tenant shall pay such further amounts as are necessary to ensure that the Landlord receives the full amount due in Ringgit Malaysia.

16.7	Notice

(a)	Any demand, consent, notice, request or other communications (“Notice”) authorised or required to be made hereunder shall be in writing and may be given by registered post, courier, by hand, facsimile or electronic mail (e-mail) to the Parties at the addresses hereinbefore mentioned or the address of the Demised Premises or to such other addresses as one Party may notify the other in accordance with the provisions herein.

(b)	The Notice:

(i)	if sent by registered post within Malaysia shall be deemed to have been received three (3) Business Days after the day on which it was posted;

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(ii)	if sent by courier to outside Malaysia shall be deemed to have been received the day following on the Business Day following the day of delivery;

(iii)	if delivered by hand during the office hours on a Business Day, shall be deemed to have been received on that day upon acknowledgement of the same;

(iv)	if sent by fax shall be deemed to have been received when transmitted provided that the transmission slip indicates that the transmission has been transmitted and a copy of the notice is sent within three (3) Business Days from the date of transmission;

(v)	if sent by electronic mail (e-mail), shall be deemed to have been received twenty-four (24) hours after the mail is sent unless the sending party is notified that the electronic mail address is invalid or the message has not been received.

16.8	No Joint Venture

None of the Provisions of the Agreement shall be construed or implied as to giving rise to a partnership or joint venture arrangement between the Parties and no Party shall have the authority to bind the other Party as though it is an agent of that other Party.

16.9	Management of the Building

The Landlord may by itself or may from time to time appoint a manager to manage and operate the Building, and on making any appointment shall notify the Tenant in writing of it. Any manager so appointed shall represent the Landlord in all matters relating to this Agreement except in so far as the Landlord otherwise directs in writing to the manager, and notifies the Tenant.

16.10	Severability

If any provision or any part of any provision of this Agreement or the application of it is or becomes illegal, invalid or unenforceable then the Landlord may sever it from this Agreement and the remaining provisions or the remaining part of any provision shall not be affected by the severance. The Landlord may modify or amend any provision of the Agreement so that it is no longer illegal, invalid, unenforceable or in conflict with the provisions of any law which may apply to this Agreement.

16.11	Governing Law

(a)	This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws for the time being in force in Malaysia.

(b)	Each Party submits, unconditionally and exclusively, to the jurisdiction of the High Court of Malaya (and all courts subordinate to the High Court) and irrevocably waives any objection it may now or hereafter have that any action or proceeding has been brought in an inconvenient or inappropriate forum, if such action or proceeding has been brought in Peninsular Malaysia.

16.12	Costs of Preparation of Agreement

All the costs and expenses incurred in the preparation of this Agreement including the stamp duty and the Landlord’s solicitor’s fees and disbursements shall be paid by the Tenant.

The Bousteador – Tenancy Agreement

16.13	Binding effect of this Agreement

This Agreement shall be binding upon the respective heirs, personal representatives and successors in title of the Parties hereto.

16.14	Information and Data

(a)	In accordance with Section 7 of the Personal Data Protection Act 2010, the Landlord hereby gives notice to the Tenant that the Landlord and/or its related corporations (as defined under the Companies Act 2016) (“Landlord’s Group”) may or will:

(i)	use the information and data provided by the Tenant to the Landlord’s Group whether in writing or otherwise (“Information and Data”) directly or indirectly in the performance of this Agreement;

(ii)	keep the Information and Data for a reasonable period to enable the Landlord’s Group to contact the Tenant with regard to the Demised Premises and this Agreement; and

(iii)	disclose or share the Information and Data to the Landlord’s Group’s business partners and associates, including but not limited to, contractors, suppliers, consultants, solicitors, agents, auditors, joint venture partners, advertisers, network operators, property management companies, service and product providers (including those who assist the Landlord in providing the Landlord’s Group’s websites), associate companies and organisations who provide archival, auditing, professional advisory, debt collection, insurance, marketing, banking, advertising, mailhouse, delivery, recruitment, call centre, technology, research, utility, loyalty programme and security services.

(b)	The Tenant hereby consents to the Landlord:

(i)	processing the Information and Data for the purposes stated in Clause 16.14(a) hereof; and

(ii)	transferring the Information and Data to such countries in the world where the Landlord’s Group has dealings with which do not provide the same level of data protection as Malaysia, if necessary for the purposes stated in Clause 16.14(a) hereof. If the Landlord does make such a transfer, the Landlord will put a contract in place to ensure the Information and Data are protected;

PROVIDED THAT the Tenant shall have the right to:

(aa)	ask for a copy of the Information and Data;

(bb)	limit the processing of the Information and Data; and

(cc)	correct any inaccuracies in the Information and Data.

The Bousteador – Tenancy Agreement

16.15	Special Terms and Conditions

This Agreement is subject to the special terms and conditions and waivers (if any) specified in Schedule 4 and in the event of there being any inconsistency between any such special terms and conditions and any of the provisions of this Agreement, then such special terms and conditions shall prevail.

16.16	Inconsistencies with Letter of Offer

It is hereby agreed and declared between the Landlord and the Tenant that in the event of any conflict, discrepancies or variance between:

(a)	the terms of the Letter of Offer issued by the Landlord to the Tenant for the grant of this Tenancy (which shall include such supplemental letters and variation thereto),

and

(b)	the terms of this Agreement,

the terms as set out in this Agreement shall prevail.

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The Bousteador – Tenancy Agreement

IN WITNESS HEREOF the Parties hereto have hereunto set their hands and affix their common seal on the day and year first above written.

By the Landlord

SIGNED by	)
for and on behalf of the Landlord	)
BOUSTEAD NUCLEUS SDN BHD	)
[Company No: [***]]	)
in the presence of:	)

By the Tenant

The common seal of the Tenant	)
was hereunto affixed	)
in the presence of:	)

Director		Director/secretary

The Bousteador – Tenancy Agreement

SCHEDULE 1

(Which is to be read and construed as an essential part of this Agreement)

No	Item	Particulars
1	Date of this Agreement
2	Name, Address, Telephone and Facsimile Numbers of the Landlord [Clause 1.1]	BOUSTEAD NUCLEUS SDN BHD [Company No: [***]] [***] Tel No: [***] Fax No: [***]
3	Name, Address, Telephone and Facsimile Numbers of the Tenant [Clause 1.1]	MEDIKA NATURA SDN BHD [Company No: [***]] [***] Tel No: [***] Fax No: [***]
4	Date of Letter of Offer [Recital (2) and Clause 1.1]	20 December 2024
5	Demised Premises [Recital (2) and Clause 1.1]	Unit No: 1.02, Level No: 1, Tower Block, The Bousteador, No: 10 Jalan PJU 7/6, Mutiara Damansara, 47800 Petaling Jaya, Selangor Darul Ehsan and delineated in RED in the layout plans of the Building annexed hereto as Appendix 1 Lettable Area: 1,485 square feet (subject to final measurement).
6	Term [Clauses 1.1 and 2.1]	Three (3) years from the Tenancy Commencement Date.
7	Tenancy Commencement Date [Clauses 1.1 and 2.1]	1 March 2025 or a date immediately after the completion of the Rent free Fit-Out Period, as the case may be.
8	Expiry date of the Term [Clause 2.1]	Three (3) years from the Tenancy Commencement Date.
9	Rent for the Demised Premises [Clauses 1.1 and 6.1]	Ringgit Malaysia Eight Thousand One Hundred Sixty Seven and Sen Fifty (RM8,167.50) only per month [***] inclusive of the charges payable for the provision of the Services.
10	Security Deposit [Clauses 1.1 and 4.6]	Ringgit Malaysia Twenty Four Thousand Five Hundred and Two and Sen Fifty (RM24,502.50) only being a sum equivalent to three (3) months’ Rent.
11	Utilities Deposit [Clauses 1.1 and 4.7]	Ringgit Malaysia Seven Hundred Forty Two and Sen Fifty (RM742.50) only @ Ringgit Malaysia Zero and Sen Fifty (RM0.50) only per square foot.
12	Fit-Out Deposit [Clauses 1.1 and 4.9(a)]	Ringgit Malaysia Eight Thousand One Hundred Sixty Seven and Sen Fifty (RM8,167.50) only.
13	Fit-Out Period [Clauses 1.1 and 5.1]	One (1) month from the Handover Date. [1 month’s Rent free from 1 February 2025 to 28 February 2025 provided that the Handover Date is not later than 1 February 2025 or a period to be adjusted accordingly].
14	Handover Date [Clauses 1.1 and 3.1]	1 February 2025 or a date to be mutually agreed upon by between both parties, as the case may be.
15	Rent Commencement Date [Clauses 1.1 and 6.1]	1 March 2025 or a date immediately after the completion of the Rent free Fit-Out Period, as the case may be.
16	Permitted Use [Clauses 1.1 and 7.7]	Strictly for corporate office use only
17	Office Hours [Clauses 1.1]	Monday to Friday 8.30 am to 5.00 pm Saturday 8.30 am to 12.00 noon Sunday Closed
18	Renewal Term [Clauses 1.1 and 14.1]	Three (3) years.
19	Revised Rate of Rent [Clauses 1.1 and 14.1]	Rent at the prevailing market rate applicable to the comparable grade Building within the vicinity of Building subject to the mutual agreement of the parties.
20	Restoration Deposit [Clauses 1.1 and 4.9(a)]	Ringgit Malaysia Eight Thousand One Hundred Sixty Seven and Sen Fifty (RM8,167.50) only.
21	Mail Box Deposit [Clauses 1.1 and 4.8]	Ringgit Malaysia Three Hundred (RM300.00) only.
22	Security Access Card Charges [Clauses 1.1 and 4.8]	Ringgit Malaysia Ten (RM10.00) only per Security Access Card.
23	Car Park Deposit [Clauses 1.1 and 6.2]	A sum equivalent to one (1) month’s total parking fees.
24	Car Park Access Card Charges [Clauses 1.1 and 6.2]	Ringgit Malaysia Twenty Five (RM25.00) only per Car Park Access Card.
25	Earnest Deposit [Clauses 1.1 and 6.1(c)]	Ringgit Malaysia Eight Thousand One Hundred Sixty Seven and Sen Fifty (RM8,167.50) only.

The Bousteador – Tenancy Agreement

SCHEDULE 2

BUILDING RULES

[OMMITTED]

The Bousteador – Tenancy Agreement

SCHEDULE 3

Services to be provided by the Landlord

[OMMITTED]

The Bousteador – Tenancy Agreement

SCHEDULE 4

SPECIAL TERMS AND CONDITIONS

[OMMITTED]

Appendix 1

Layout Plans of Demised Premises

[OMMITTED]